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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 14)*

                             REX Stores Corporation
              -----------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
              -----------------------------------------------------
                         (Title of Class of Securities)

                                    761624105
              -----------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2005
              -----------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)

      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

      [ ] Rule 13d-1(b)

      [ ] Rule 13d-1(c)

      [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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CUSIP No.  761624105

      1.    NAME OF REPORTING PERSON(S)

                  Stuart A. Rose

--------------------------------------------------------------------------------
      2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
      3.    SEC USE ONLY

--------------------------------------------------------------------------------
      4.    CITIZENSHIP OR PLACE OF ORGANIZATION

                  Unites States of America

--------------------------------------------------------------------------------
 NUMBER OF     5.   SOLE VOTING POWER
   SHARES             2,959,634
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY     6.   SHARED VOTING POWER
    EACH              0
 REPORTING     -----------------------------------------------------------------
   PERSON      7.   SOLE DISPOSITIVE POWER
    WITH              2,959,634
               -----------------------------------------------------------------
               8.   SHARED DISPOSITIVE POWER
                      0

-------------------------------------------------------------------------------
      9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  2,959,634

--------------------------------------------------------------------------------
      10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*

--------------------------------------------------------------------------------
      11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  24.6%

--------------------------------------------------------------------------------
      12.   TYPE OF REPORTING PERSON*

                  IN



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Item 1.    (a)   Name of Issuer:
                    REX Stores Corporation
                 ---------------------------------------------------------------
           (b)   Address of Issuer's Principal Executive Offices:
                    2875 Needmore Road
                    Dayton, Ohio 45414
                 ---------------------------------------------------------------
Item 2.    (a)   Name of Person Filing:
                    Stuart A. Rose

                 ---------------------------------------------------------------
           (b)   Address of Principal Business Office, or if None,
                 Residence:
                    2875 Needmore Road
                    Dayton, Ohio 45414

                 ---------------------------------------------------------------
           (c)   Citizenship:
                       United States of America

                 ---------------------------------------------------------------
           (d)   Title of Class of Securities:
                       Common Stock
                 ---------------------------------------------------------------
           (e)   CUSIP Number:
                       761624105
                 ---------------------------------------------------------------

Item 3.    Inapplicable

Item 4.    Ownership.

The following information concerning ownership of Common Stock is given as of December 31, 2005:

      (a) Amount Beneficially Owned

            2,959,634 Shares of Common Stock, 1,943,575 of which represent the right to acquire stock within 60 days.

      (b) Percent of Class

            24.6%

      (c) Number of Shares as to which the Person has:

            (i) Sole power to vote or direct the vote
                  2,959,634

            (ii) Shared power to vote or direct the vote
                  0

            (iii) Sole power to dispose or to direct the disposition of
                  2,959,634

            (iv) Shared power to dispose or to direct the disposition of
                  0



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Item 5.    Ownership of Five Percent or Less of a Class.

           Inapplicable

Item 6.    Ownership of More Than Five Percent on Behalf of Another Person.

           Inapplicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

           Inapplicable

Item 8.    Identification and Classification of Members of the Group.

           Inapplicable

Item 9.    Notice of Dissolution of Group.

           Inapplicable

Item 10.   Certification.

           Inapplicable

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:      February 2, 2006

Signature:  /s/ STUART A. ROSE
            --------------------------------------------------------------------

Name/Title  Stuart A. Rose
            --------------------------------------------------------------------

* Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).